EXHIBIT 1

                          AGREEMENT AND PLAN OF MERGER
                                 by and between

                                COMPSCRIPT, INC.

                                       and
                                 OMNICARE, INC.

                          Dated as of February 23, 1998

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                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER, dated as of February 23, 1998 (the "Agreement"), by and between COMPSCRIPT, INC., a Florida corporation ("CSI" or the "Company"), and OMNICARE INC., a Delaware corporation ("Omni").

                                    RECITALS

                  A. The Boards of Directors of CSI and Omni deem it advisable and in the best interests of each corporation and its respective stockholders that CSI and Omni combine in order to advance their long-term business interests, all upon the terms and subject to the conditions of this Agreement.

                  B. It is intended that the combination of CSI and Omni be effected by a Merger (as defined below) of a direct wholly owned subsidiary of Omnicare to be formed solely for the purpose of effecting such merger ("SUB") with and into CSI with CSI surviving, which shall be recorded for accounting purposes as a pooling-of-interests and shall be treated for Federal income tax purposes as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). CSI and SUB are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                  C. Simultaneously with the execution of this Agreement, and as an inducement to Omni to enter into this Agreement, (i) Omni and a stockholder of CSI are entering into a Voting Agreement (the "Voting Agreement") pursuant to which such stockholder has, among other things, agreed, upon the terms and subject to the conditions thereof, to vote his CSI Shares (as defined below) in favor of the Merger and (ii) Omni and CSI are entering into a Stock Option Agreement (the "Stock Option Agreement") pursuant to which CSI has granted Omni an option to purchase CSI Shares under certain circumstances.

                  NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  Section 1.1 The Merger. (a) In accordance with the provisions of this Agreement and the Florida Business Corporation Act ("FBCA"), at the Effective Time (as defined beolw), SUB shall be merged (the "Merger") with and into CSI, and CSI shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Florida. The name of the Surviving Corporation shall be CompScript, Inc. At the Effective Time, the separate existence of SUB shall cease.

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                  (b) The Merger shall have the effects on CSI and SUB, as
Constituent Corporations of the Merger, provided for under the FBCA.

                  Section 1.2 Effective Time. The Merger shall become effective at the time of filing of, or at such later time as is agreed to by the parties and specified in, the articles of merger, in the form required by and executed in accordance with the FBCA, with the Secretary of State of the State of Florida in accordance with the provisions of Section 607.1105 of the FBCA (the "Articles of Merger"). The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

                  Section 1.3 Articles of Incorporation and Bylaws of Surviving Corporation. The Articles of Incorporation and Bylaws of SUB as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided by law.

                  Section 1.4 Directors and Officers of Surviving Corporation.
(a) The directors of SUB immediately prior to the Effective Time shall be the directors of the Surviving Corporation and will hold office from and after the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by law or their earlier resignation or removal.

                  (b) The officers of CSI immediately prior to the Effective Time shall be the officers of the Surviving Corporation and each will hold office from and after the Effective Time until their respective successors are duly appointed and qualify in the manner provided in the Bylaws of the Surviving Corporation or as otherwise provided by law or their earlier resignation or removal.

                  Section 1.5 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II

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                              CONVERSION OF SHARES

                  Section 2.1 Effect on CSI Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

                  (a) (x) Each share of CSI's common stock, $.0001 par value (the "CSI Shares"), issued and outstanding immediately prior to the Effective Time (except for shares referred to in Sections 2.1(b) and (d) hereof) shall be converted into the right to receive a number of shares (the "Conversion Ratio") of Common Stock, par value $1.00 per share, of Omni ("Omni Stock") equal to $4.50 divided by the Omni Market Value, provided, however, that (i) if the Omni Market Value is less than $29.325, the Omni Market Value shall be deemed to be $29.325 for purposes of this Section 2.1(a)(x) and (ii) if the Omni Market Value is more than $39.675, the Omni Market Value shall be deemed to be $39.675 for purposes of this Section 2.1(a)(x).

                  (y) Notwithstanding the foregoing, in the event the Omni Market Value is less than $24.15 or more than $44.85, Omni and CSI will seek to renegotiate a new acceptable Conversion Ratio which will then replace the Conversion Ratio provided for in this Section 2.1(a). In the event that Omni and CSI are unable to establish a mutually acceptable Conversion Ratio within two business days after the scheduled Closing Date (as defined below), then if the Omni Market Value is (i) less than $24.15, CSI shall have the right to terminate this Agreement or (ii) more than $44.85, Omni shall have the right to terminate this Agreement. Any such termination shall be deemed a termination by mutual consent in accordance with Section 10.1(a) hereof.

                  (z) For purposes of this Section 2.1(a), the term "Omni Market Value" shall mean the average of the closing prices of the Omni Stock on the New York Stock Exchange (the "NYSE") for the 10 trading days immediately preceding the fifth trading day preceding the Closing Date. In the event of any change in the CSI Shares or the Omni Stock by reason of any stock split, readjustment, stock dividend, exchange or shares, reclassification, recapitalization or similar event, the amounts set forth in clauses (x) and (y) above shall be appropriately adjusted.

                  (b) Each CSI Share held by CSI as treasury stock or owned by any Subsidiary (as defined below) of CSI shall be canceled.

                  (c) All CSI Shares shall be canceled and retired, and each certificate representing any such CSI Shares (except for shares referred to in Sections 2.1(b) and (d) hereof) shall thereafter (i) represent only the right to receive the Omni Stock issuable in exchange for such CSI Shares upon the surrender of such certificate in accordance with Section 2.4 (and any cash payable in respect of fractional shares) and (ii) entitle the holder thereof to receive dividends on such number of whole shares of Omni Stock which such holder is entitled to receive in exchange for such certificates, provided that dividends shall be paid to such holder, without interest, only upon surrender of certificates in accordance with Section 2.4.
                  (d) Notwithstanding anything to the contrary in this Agreement, any holder of CSI Shares who shall exercise the rights of a dissenting stockholder pursuant to and strictly in accordance with the provisions of Section 607.1302 of the FBCA shall be entitled to receive only


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the payment therein provided for and shall not be entitled to receive Omni
Stock. Such payment shall be made directly by the Surviving Corporation from its own funds.

                  Section 2.2 Effect on CSI Options. (a) CSI has taken all actions as may be required to adjust the terms of all outstanding options to purchase CSI shares (the "CSI Stock Options") granted under any plan or arrangement providing for the grant of options to purchase CSI Shares to current or former officers, directors, employees or consultants of CSI (the "CSI Stock Option Plans"), whether vested or unvested, as necessary to provide that, at the Effective Time, each CSI Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such CSI Stock Option, the number of shares of Omni Stock (rounded up to the nearest whole share) determined by multiplying the number of CSI Shares subject to such CSI Stock Option by the Conversion Ratio, at an exercise price per share of Omni Stock equal to the price per share specified in such CSI Stock Option divided by the Conversion Ratio; provided that such exercise price shall be rounded up to the nearest whole cent. CSI shall promptly make such other changes to the CSI Stock Option Plans as Omni and CSI may agree as appropriate to give effect to the Merger.

                  (b) The adjustments provided herein with respect to any CSI Stock Options that are "incentive stock options" as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424 of the Code.
                  (c) Except as otherwise contemplated by this Section 2.2 and except to the extent required under the respective terms of the CSI Stock Options or other applicable agreements, all restrictions or limitations on transfer and vesting with respect to CSI Stock Options awarded under the CSI Stock Option Plans or any other plan, program or arrangement of CSI, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Omni as set forth above.

                  (d) Omni shall take such actions as are reasonably necessary for the assumption of the CSI Stock Options, including the reservation, issuance and listing of the Omni Stock as is necessary to effectuate the transactions contemplated by this Section 2.2. The adjustments contemplated by this Section
2.2 do not require the consent of any holder of CSI Stock Options.

                  Section 2.3 SUB Common Stock. Each share of common stock of SUB issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

                  Section 2.4 Exchange Procedures. (a) Omni shall authorize a bank or trust company to act as exchange agent hereunder (the "Exchange Agent") for the purposes of exchanging certificates representing CSI Shares and shares of Omni Stock. As promptly as practicable after the Effective Time, Omni shall deposit with the Exchange Agent, in trust for the holders of Certificates (as defined in Section 2.4(b) below), certificates representing the shares

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of Omni Stock issuable pursuant to Section 2.1(a) in exchange for CSI Shares
(the "Omni Certificates").

                  (b) Promptly after the Effective Time, the Exchange Agent shall mail or cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented CSI Shares (the "Certificates"), a letter of transmittal in customary and reasonable form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for exchange therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor that number of shares of Omni Stock which such holder has the right to receive under Section 2.1(a) (and any amount of cash payable in lieu of fractional shares), less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax Law, and such Certificate shall forthwith be canceled. If any shares of Omni Stock are to be issued to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a person other than the registered holder of the Certificate surrendered or such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

                  (c) No dividends or other distributions with respect to the Omni Stock constituting all or a portion of the consideration payable to the holders of CSI Shares shall be paid to the holder of any unsurrendered Certificate until such Certificate is surrendered as provided for in this
Section 2.4. Subject to the effect of applicable Laws (as defined in Section 4.4 below), following such surrender, there shall be paid, without interest, to the record holder of the Omni Certificates (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable prior to or on the date of such surrender with respect to such whole shares of Omni Stock, and not paid, and the amount of cash payable in lieu of any fractional shares, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax Law, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to the date of surrender and a payment date subsequent to the date of surrender payable with respect to such whole shares of Omni Stock, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax Law. Omni shall make available to the Exchange Agent cash for these purposes.

                  (d) Any portion of the Omni Stock made available to the Exchange Agent pursuant to Section 2.4(a) that remains unclaimed by the holders of CSI Shares twelve (12) months after the Effective Time shall be returned to Omni, upon demand, and any such holder who has not exchanged his, her or its CSI Shares for Omni Stock in accordance with this Section 2.4 prior to that time shall thereafter look only to Omni for his, her or its claim for Omni Stock,

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any cash in lieu of fractional shares and certain dividends or other distributions. Neither Omni nor SUB shall be liable to any holder of CSI Shares with respect to any Omni Stock (or cash in lieu of fractional shares) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Omni, the posting by such person of a bond in such reasonable amount as Omni may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the consideration payable under Section 2.1(a) and, if applicable, any unpaid dividends and distributions on shares of Omni Stock deliverable with respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

                  Section 2.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of CSI Shares who upon surrender of Certificates therefor would be entitled to receive a fraction of a share of Omni Stock shall receive, in lieu of such fractional share of Omni Stock, cash in an amount equal to such fraction multiplied by Omni Market Value, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax law.

                  Section 2.6 Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of CSI or the Surviving Corporation of CSI Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article II.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF OMNI

                  Omni represents and warrants to CSI as follows:

                  Section 3.1 Organization. Omni is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Omni will promptly cause SUB to be duly organized as a corporation under the laws of the State of Florida and a wholly owned subsidiary of Omni. Omni has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Omni is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualifications necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the business, operations, assets, prospects, financial condition or results of operations of Omni and its subsidiaries taken as a whole and would not prevent or delay the consummation of the transactions contemplated hereby (an "Omni Material Adverse Effect"). Omni has made available

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to CSI complete and accurate copies of Omni's Certificate of Incorporation and
Bylaws, each as currently in effect.

                  Section 3.2 Capitalization. The authorized capital stock of Omni consists of 110,000,000 shares of Omni Stock and 1,000,000 shares of preferred stock ("Omni Preferred Stock"). As of December 31, 1997, there were 82,152,665 shares of Omni Stock issued and outstanding and no shares of Omni Preferred Stock outstanding. All shares of Omni Stock to be issued at the Effective Time shall be, when issued, duly authorized and validly issued, fully paid, and non-assessable.

                  Section 3.3 Authority. Omni has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Omni and no other corporate proceedings on the part of Omni are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby, provided that Omni shall promptly cause SUB to be duly organized as a Florida corporation and a wholly owned subsidiary of Omni. This Agreement has been duly and validly executed and delivered by Omni and, assuming this Agreement constitutes a legal, valid and binding agreement of CSI, constitutes a legal, valid and binding agreement of Omni, enforceable against Omni in accordance with its terms, except as the enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws effecting the enforcement of creditors' rights generally and the possible unavailability of certain equitable remedies, including the remedy of specific performance.

                  Section 3.4 No Violations; Consents and Approvals. (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Omni or SUB with any of the provisions hereof conflicts with, violates or results in any breach of (i) any provision of the Certificate of Incorporation or Bylaws (or similar organizational documents) of either of Omni or SUB, (ii) any contract, agreement, instrument or understanding to which Omni or SUB is a party or by which Omni or SUB is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Omni or SUB, excluding from the foregoing clauses
(ii) and (iii) conflicts, violations or breaches which, individually or in the aggregate, would not have an Omni Material Adverse Effect or materially impair Omni's or SUB's ability to consummate the transactions contemplated hereby or for which Omni or SUB have received or, prior to the Merger, shall have received appropriate consents or waivers.

                  (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by Omni or SUB in connection with the execution and delivery of the Agreement or the consummation by Omni or SUB of the transactions contemplated hereby, except
(i) in connection with the applicable requirements of the Hart-Scott-Rodino Anti-trust Improvements Act of 1976, as amended (the "HSR Act"), (ii) in connection, or in compliance, with the provisions of the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"), (iii) the filing of the Articles of Merger with the Secretary of State of the State of Florida, (iv) filings with, and

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approval of, the NYSE in connection with obligations of Omni under Section 5.12,
(v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states and (vi) such other consents, orders, authorizations, registrations, declarations and filings, including under any pharmacy license, the failure of which to be obtained or made would, individually or in the aggregate, have an Omni Material Adverse Effect, or materially impair the ability of Omni or SUB to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

                  Section 3.5 SEC Documents; Omni Financial Statements. (a) Omni has filed with the Securities and Exchange Commission ("SEC") all documents required to be filed under the Securities Act and the Exchange Act since December 31, 1996 (the "Omni SEC Documents"). As of their respective dates, the Omni SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the Omni SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) As of their respective dates, the consolidated financial statements of Omni included in the Omni SEC Documents were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and present fairly the consolidated financial position of Omni and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and statements of cash-flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

                  Section 3.6 Absence of Certain Changes. Except as disclosed in filings with the SEC, there has not been any change in the financial condition, results of operations or business of Omni and its subsidiaries, taken as a whole, since September 30, 1997, except for changes which, individually or in the aggregate, would not have an Omni Material Adverse Effect.

                  Section 3.7 Proxy Statement/Prospectus, Registration Statement. None of the information regarding Omni and SUB to be supplied by Omni and SUB for inclusion or incorporation by reference in (i) the registration statement on Form S-4 (as it may be amended or supplemented from time to time, the "Registration Statement") relating to Omni Stock to be issued in connection with the Merger or (ii) the proxy statement to be distributed in connection with the stockholder meeting of CSI contemplated by Section 5.5 (as it may be amended or supplemented from time to time, the "Proxy Statement" and together with the prospectus to be included in the Registration Statement, the "Proxy Statement/Prospectus") will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, and, in the case of the Proxy Statement, at the time of its mailing to stockholders of CSI and at the time of their stockholder meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein

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not misleading in light of the circumstances when made. If at any time prior to the Effective Time any event with respect to Omni shall occur which is required to be described in the Proxy Statement/Prospectus or Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Omni and CSI. The Proxy Statement/Prospectus and the Registration Statement will (with respect to Omni and SUB) comply in all material respects with the provisions of the Securities Act and the Exchange Act.

                  Section 3.8 Broker's Fees. Neither Omni nor SUB nor any of Omni's other subsidiaries or affiliates has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement.

                  Section 3.9 Pooling of Interests; Reorganization. Neither Omni nor SUB has or, as of the Closing Date, will have (i) taken any action or failed to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (ii) taken any action or failed to take any action which action or failure would result in the failure of the Merger to qualify as a reorganization within the meaning of Code
Section 368(a). Omni has no knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a pooling of interests for accounting purposes or a reorganization within the meaning of Code
Section 368(a).

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF CSI

                  CSI represents and warrants to Omni and SUB as follows:

                  Section 4.1 Organization. (a) Each of CSI and its subsidiaries ("Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as indicated on
Schedule 4.1, and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of CSI and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, as indicated on Schedule 4.1, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the business, operations, assets, prospects, financial condition or results of operations of CSI and its Subsidiaries taken as a whole and would not prevent or delay the consummation of the transactions contemplated hereby (a "CSI Material Adverse Effect"). Set forth on Schedule 4.1 is an accurate and complete list of all of the Subsidiaries.

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                  (b) CSI previously has delivered to Omni accurate and complete copies of the Articles of Incorporation and Bylaws (or similar organizational documents) as currently in effect of CSI and each of the Subsidiaries.

                  Section 4.2 Capitalization. (a) The authorized capital stock of CSI consists of 50,000,000 CSI Shares and 1,000,000 shares of preferred stock, par value $.0001 per share ("CSI Preferred Stock"). As of the date hereof, there are 14,072,063 CSI Shares issued and outstanding, no shares of CSI Preferred Stock issued and outstanding and no CSI Shares or shares of CSI Preferred Stock held in CSI's treasury or by any Subsidiary of CSI. As of the date hereof, there were outstanding under the CSI Stock Option Plans, all of which are listed on Schedule 4.2, CSI Stock Options entitling the holders thereof to purchase, in the aggregate, up to 1,548,262 CSI Shares. Schedule 4.2 lists, as to each CSI Stock Option, the holder, date of grant, exercise price and number of shares subject thereto. Except for the CSI Stock Option Plans, there are not now, and at the Effective Time there will not be, any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating CSI to issue, transfer or sell any shares of capital stock of CSI or any other securities convertible into or evidencing the right to subscribe for any such shares. All issued and outstanding CSI Shares are, and all CSI Shares issued and outstanding at the Effective Time shall be, duly authorized and validly issued, fully paid and non-assessable.

                  (b) The authorized capital stock of each Subsidiary as well as the number of such shares issued and outstanding are set forth on Schedule 4.2. All of the issued and outstanding shares of each Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.2, CSI holds of record and owns beneficially all of the outstanding shares of the capital stock of each Subsidiary, free and clear of any charges, liens, encumbrances or security interests and no shares of the capital stock of any Subsidiary are held in treasury. There are not now, and at the Effective Time there will not be, any existing options, warrants, calls, subscriptions or other rights or other agreements or commitments obligating CSI or any Subsidiary to issue, transfer or sell any of the shares of capital stock of any Subsidiary or any other securities convertible into or evidencing the right to subscribe for any such shares. Except as set forth on Schedule 4.2(b) and except for interests in the Subsidiaries, neither CSI nor any Subsidiary has any investment or interest in any entity.

                  Section 4.3 Authority. CSI has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and, subject to the requisite approval of the Merger and the adoption of this Agreement by CSI's stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by CSI's Board of Directors and, except for (in the case of this Agreement) the requisite approval of the Merger and the adoption of this Agreement by CSI's stockholders, no other corporate proceedings on the part of CSI are necessary to authorize this Agreement or the Stock Option Agreement or to consummate the transactions contemplated hereby or thereby. CSI's Board of Directors has determined that the transactions contemplated by this Agreement, including the Merger, and the Stock Option Agreement are in the best

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

interests of CSI and its stockholders and, except as provided in Section 5.2 below, have determined to recommend to such stockholders that they vote in favor of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. Each of this Agreement and the Stock Option Agreement has been duly and validly executed and delivered by CSI, and assuming this Agreement constitutes a legal, valid and binding agreement of Omni, constitutes a legal, valid and binding agreement of CSI, enforceable against CSI in accordance with its terms, except as the enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws effecting the enforcement of creditors' rights generally and the possible unavailability of certain equitable remedies, including the remedy of specific performance.

                  Section 4.4 No Violations; Consents and Approvals. (a) Neither the execution and delivery of this Agreement or the Stock Option Agreement nor the consummation of the transactions contemplated hereby or thereby nor compliance by CSI with any of the provisions hereof or thereof, except as set forth in Schedule 4.4, conflicts with, violates or results in any breach of or default or triggers any payment or obligations under (or an event which, with or without notice or the lapse of time would constitute a violation, breach or default under) (i) any provision of the Articles of Incorporation or Bylaws (or similar organizational documents) of CSI or any of its Subsidiaries, (ii) any contract, agreement, instrument or understanding to which CSI or any Subsidiary is a party, or by which CSI, any Subsidiary or any of their respective assets or properties is bound, or (iii) any law, judgment, decree, order, statute, rule or regulation of any jurisdiction or governmental authority (a "Law") applicable to CSI, any of its Subsidiaries or any of their respective assets or properties, excluding from the foregoing clauses (ii) and (iii) conflicts, violations or breaches which, individually or in the aggregate, would not have a CSI Material Adverse Effect or materially impair CSI's ability to consummate the transactions contemplated hereby or for which CSI has received appropriate consents or waivers.

                  (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by CSI in connection with the execution and delivery of this Agreement or the Stock Option Agreement or the consummation by CSI of the transactions contemplated hereby or thereby, except (i) in connection with the applicable requirements of the HSR Act, (ii) in connection or in compliance, with the Securities Act and the Exchange Act, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Florida, (iv) filing with, and approval of, the NASDAQ with respect to the delisting of CSI Shares, (v) such consents, approvals, orders, authorizations, registrations, declaration and filings as may be required under the corporation, takeover or blue sky laws of various states and
(vi) as set forth in Schedule 4.4, such other consents, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would, individually or in the aggregate, have a CSI Material Adverse Effect or materially impair CSI's ability to consummate the transactions contemplated hereby.

                  Section 4.5 SEC Documents; CSI Financial Statements. (a) CSI has filed with the SEC all documents required to be filed under the Securities Act and the Exchange Act since April 26, 1996 (the "CSI SEC Documents"). As of their respective dates, the CSI SEC

Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the CSI SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) As of their respective dates, the consolidated financial statements of CSI included in the CSI SEC Documents complied in all material respects with then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and present fairly the consolidated financial position of CSI and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and statements of cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

                  (c) Set forth as Schedule 4.5 are (i) consolidated audited balance sheets of CSI and its Subsidiaries as of December 31, 1996 and (ii) consolidated unaudited statements of income of CSI and its Subsidiaries for the three-month period ending, and balance sheets as of, September 30, 1997. Each of the balance sheets set forth on Schedule 4.5 are accurate and complete in all material respects, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and present fairly the consolidated financial position of CSI and its consolidated Subsidiaries at the date thereof and the consolidated results of their operations and statements of cash flows for the period then ended (subject, in the case of interim statements, to year-end audit adjustments of a normal, recurring type which would not, in the aggregate, have a CSI Material Adverse Effect). The balance sheet as of September 30, 1997 is sometimes referred to as the "CSI Interim Balance Sheet."

                  (d) Neither CSI nor any of its Subsidiaries have any material liability or material obligation of any kind (whether contingent or otherwise and whether due or to become due) except (i) as set forth on Schedule 4.5, (ii) as set forth on the CSI Interim Balance Sheet, or (iii) as incurred in the ordinary course of business, consistent with past practice since the date of the CSI Interim Balance Sheet.

                  (e) Schedule 4.5(e) sets forth, to CSI's knowledge, reasonable best estimates of certain financial information for the mail order business and pharmacy benefits management services businesses of CSI and its Subsidiaries. The information set forth in such schedule was prepared on a basis consistent with the other financial information described in Section 4.5(b) and fairly presents the information set forth therein.

                  Section 4.6 Absence of Certain Changes. Since the date of the CSI Interim Balance Sheet, CSI and each of its Subsidiaries have been operated only in the ordinary course, consistent with past practice, and there has not been any adverse change, or any event, fact or circumstance which might reasonably be expected to result in an adverse change, in either event that would have a CSI Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 4.6, since September 30, 1997, there has not been with respect to CSI or any Subsidiary any:

                  (a) sale or disposition of any material asset other than inventory in the ordinary course;

                  (b) payment of any dividend, distribution or other payment to any stockholder of CSI or to any relative of any such stockholder other than payments of salary and expense reimbursements made in the ordinary course of business, consistent with past practice, for employment services actually rendered or expenses actually incurred;

                  (c) incurrence or commitment to incur any liability, individually or in the aggregate, material to CSI and its Subsidiaries taken as a whole, except such liabilities under CSI's existing credit facilities and liabilities incurred in connection with the Merger;

                  (d) waiver, release, cancellation or compromise of any indebtedness owed to CSI or claims or rights against others, exceeding $100,000 in the aggregate;

                  (e) any change in any accounting method, principal or practice except as required or permitted by generally accepted accounting principles;

                  (f) unusual or novel method of transacting business engaged in by CSI or any of its Subsidiaries or any change in CSI's accounting procedures or practices or its financial or equity structure; or

                  (g) taking of any action contemplated by Section 5.1 hereof.

                  Section 4.7 Proxy Statement/Prospectus; Registration Statement. None of the information regarding CSI to be supplied by CSI for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, and, in the case of the Proxy Statement, at the time of its mailing to stockholders of CSI and at the time of the stockholder meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances when made. If at any time prior to the Effective Time any event with respect to CSI shall occur which is required to be described in the Proxy Statement or Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Omni and CSI. The Proxy Statement and the Registration Statement will (with respect to CSI) comply in all material respects with the provisions of the Securities Act and the Exchange Act.

                  Section 4.8 State Anti-takeover Statutes. The CSI Board of Directors has approved this Agreement and the transactions contemplated hereby and such approval constitutes approval of the Merger and the other transactions contemplated hereby, including approval of the Voting Agreement and the Stock Option Agreement, by the CSI Board of Directors as required by the FBCA. No "business combination," "moratorium," "control share," "fair price," "interested shareholder," "affiliated transaction" or other anti-takeover statute or regulation (including Sections 607.0901 and 607.0902 of the FBCA) (i) prohibits or restricts CSI's ability to perform its obligations under this Agreement or the Stock Option Agreement (or any party's ability to perform its obligations under the Voting Agreement) or either party's ability to consummate the Merger or the other transactions contemplated hereby or thereby, or (ii) would have the effect of invalidating or voiding this Agreement, the Voting Agreement or the Stock Option Agreement or any provision hereof or thereof. CSI does not have a "shareholder rights plan" or other arrangement of similar effect. CSI is subject to (and has not opted out of) Section 607.0902 of the FBCA, which regulates "control-share acquisitions."

                  Section 4.9 Broker's Fees. Except for the engagement of NationsBanc Montgomery Securities LLC and Shulman & Associates by CSI, neither CSI nor any of its Subsidiaries or affiliates or their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, financial advisory or finders' fees in connection with any of the transactions contemplated by this Agreement. CSI has delivered to Omni true and complete copies of the agreements evidencing such engagements and has fully disclosed to Omni the fees payable to such entities.

                  Section 4.10 Fairness Opinion. CSI has received the opinion of NationsBanc Montgomery Securities LLC to the effect that as of the date hereof the financial terms of the Merger are fair to CSI's stockholders from a financial point of view. A copy of such fairness opinion has been or will be delivered to Omni as soon as practicable after the date of this Agreement.

                  Section 4.11 Environmental Matters. Except as disclosed on
Schedule 4.11, which disclosed items could not, individually or in the aggregate, reasonably be expected to have a CSI Material Adverse Effect:

         (a) CSI and its Subsidiaries hold and are in material compliance with, all Environmental Permits (as defined below), and CSI and its Subsidiaries are, and CSI and its Subsidiaries (including any predecessors) have been, in material compliance with all applicable Environmental Laws (as defined below).

         (b) Neither CSI or its Subsidiaries have received any Environmental Claim (as defined below), and neither CSI or its Subsidiaries are aware of any threatened Environmental Claim against CSI or any of its Subsidiaries.

         (c) There are no (i) underground storage tanks, (ii) polychlorinated biphenyls, (iii) asbestos or asbestos-containing materials, (iv) urea-formaldehyde insulation, (v) surface impoundments, (vi) landfills, or (vii) Hazardous Materials (as defined below) present at any facility currently owned, leased, operated or otherwise used or, to CSI's knowledge, formerly owned, leased, operated or otherwise used, by CSI or any of its Subsidiaries (including any predecessors) that could give rise to liability of CSI or any of its Subsidiaries under any Environmental Laws which liability could reasonably be expected to have a CSI Material Adverse Effect.

         (d) No modification, revocation, reissuance, alteration, transfer, or amendment of the Environmental Permits, or any review by, or approval of, any third party of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of CSI or its Subsidiaries following such consummation.

         (e) Hazardous Materials have not been used, generated, transported, treated, stored, disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently owned, leased, operated or otherwise used or, to CSI's knowledge, formerly owned, leased, operated or otherwise used, including without limitation for receipt of the CSI's wastes, by CSI or any of its Subsidiaries (including any predecessors), in violation of or in a manner or to a location that could give rise to liability under any Environmental Laws which liability could reasonably be expected to have a CSI Material Adverse Effect.

         (f) For purposes of this Section 4.11, the following terms shall have the meanings given to them below:

         (1) "Environmental Claim" means any written notice, claim, demand, action, complaint, investigation or proceeding arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by CSI or any of its Subsidiaries or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit.

         (2) "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required for CSI and its Subsidiaries and the operations of CSI's and its Subsidiaries' facilities and otherwise to conduct the business of CSI and its Subsidiaries under Environmental Laws.

         (3) "Environmental Laws" means all domestic and foreign federal, state and local laws, statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state and local laws.

         (4) "Hazardous Materials" means all hazardous or toxic substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants, substances and forces, including but not limited to electromagnetic fields, regulated pursuant to, or that could reasonably be expected to form the basis of liability under, any Environmental Law.

                  Section 4.12 Contracts. Schedule 4.12 sets forth a complete and accurate list of:

                  (a) All contracts to which CSI or any Subsidiary is a party or by which either is bound which (i) involve amounts in excess of $100,000, or payments based on profits or sales, (ii) are not cancelable by CSI or such Subsidiary upon less than 30 days' notice, or (iii) involve terms or quantities exceeding normal commitments in the ordinary course of business.

                  (b) All contracts which involve amounts in excess of $100,000 and pursuant to which CSI or any Subsidiary provides pharmaceuticals, medical supplies, therapies, intravenous infusion services, or any other products, services or therapies related to any of the foregoing.

                  (c) All contracts with wholesalers, distributors, dealers, sales representatives, or cooperative associations to which CSI or any Subsidiary is a party or by which either is bound and which involve amounts in excess of $100,000.

                  (d) All contracts with any federal, state or local governmental authorities, agencies or subdivisions to which CSI or any Subsidiary is a party or by which either is bound and which involve amounts in excess of $100,000.

                  (e) All contracts for the past or present disposal of Hazardous Materials or infectious waste or other materials to which CSI or any Subsidiary is or was a party or by which either is or was bound.

                  (f) All employment, consulting, management, or agency contracts, understandings or agreements (including any "severance" or "change in control" plans, contracts, understandings or agreements) to which CSI or any Subsidiary is a party or by which either is bound.

                  (g) All contracts containing an obligation of confidentiality with respect to information furnished by CSI or any Subsidiary to a third party, or received by either from a third party.

                  (h) All contracts limiting the freedom of CSI or any Subsidiary to compete in any line of business, or with any person, or in any geographic area or market.

                  (i) All contracts providing for the present or future lease (whether as lessee or lessor), purchase or sale of any real property by CSI or any Subsidiary and which involve amounts in excess of $100,000.

                  With respect to each contract set forth on Schedule 4.12, (i) each is legal, valid, binding and enforceable against CSI or the applicable Subsidiary, and to CSI's knowledge, against each other party thereto, and is in full force and effect; (ii) each will continue to be legal, valid, binding and enforceable against CSI or the applicable Subsidiary, and to CSI's knowledge, against each other party thereto, and will continue to be in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect prior to the Effective Time; and (iii) neither CSI nor the applicable Subsidiary, nor to CSI's knowledge, any other party, is in breach or default, and no event has occurred which, with notice or lapse of time, or both, would constitute a material breach or default or permit termination, modification or acceleration under any such contract. Neither CSI nor any Subsidiary has been party to any discussions or received any correspondence concerning breach or termination of any of the foregoing contracts and, to CSI's knowledge, there is no default under, or any violation of, any of the foregoing contracts by any other party thereto. CSI or the applicable Subsidiary has performed, in all material respects, all obligations required to be performed by it to date and is not in default in any material respect under any of the contracts, agreements, leases or other documents to which it is a party. CSI has delivered or will cause to be delivered to, or make available for review by, Omni copies of each such contract listed on Schedule 4.12. Since the date of the CSI Interim Balance Sheet, there has been no material modification or termination of any such contract nor, to CSI's knowledge, is any such modification or termination contemplated.

                  Section 4.13 Compliance With Laws. Except as set forth on
Schedule 4.13, CSI and each Subsidiary is not, and has not been, in violation of any Law, including, without limitation, any Law pertaining to Medicare, Medicaid, reimbursement, environmental protection, infectious or biomedical waste, occupational health or safety, or employment practices, the violation of which has or can reasonably be expected to have a CSI Material Adverse Effect.

                  Section 4.14 No Litigation. Except as set forth in the CSI SEC Documents filed prior to the date of this Agreement or on Schedule 4.14, there is no claim, litigation, investigation or proceeding by any person or governmental authority pending or, to CSI's knowledge, threatened against CSI or any Subsidiary. Except as set forth on Schedule 4.14, there are no pending or, to CSI's knowledge, threatened controversies or disputes with, or grievances or claims by, any employees or former employees of CSI, any Subsidiary or any of their respective predecessors of any nature whatsoever, including, without limitation, any controversies, disputes, grievances or claims with respect to their employment, compensation, benefits or working conditions, which, if adversely determined, would have a CSI Material Adverse Effect.

                  Section 4.15 Inventories. The inventories reflected on the CSI Interim Balance Sheet are sufficient to cover the immediate needs of CSI and its Subsidiaries in the ordinary course of business as conducted by CSI and its Subsidiaries prior to the execution hereof. All of the pharmaceuticals, drugs and biologicals included in inventory are in date and are properly labeled and packaged.

                  Section 4.16 Permits and Licenses. Schedule 4.16 lists all permits, licenses, approvals or authorizations of any government authority required to conduct the business of CSI and its Subsidiaries as currently conducted the absence of which would have a CSI Material Adverse Effect (the "Permits"). All such Permits have been legally obtained and maintained by CSI and its Subsidiaries and are in full force and effect. CSI and its Subsidiaries are duly licensed to provide pharmacy services in all states in which they do business and are in substantial compliance with the terms of such licenses. All such licenses to provide pharmacy services are included in the Permits listed on
Schedule 4.16.

                  Section 4.17 Employee Benefits. (a) All employee welfare benefit plans as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"), employee pension benefit plans as defined in
Section 3(2) of ERISA, and all other employee benefit programs or arrangements of any type, written or unwritten maintained by CSI or to which CSI contributes are listed on Schedule 4.17 and Schedule 4.17 separately sets forth any Plans which CSI, or any affiliate or predecessor of CSI, maintained or contributed to within the six years preceding the date hereof (collectively, the "Plans"). CSI has delivered to Omni true and complete copies of each Plan.

                  (b) Except as disclosed on Schedule 4.17, the Plans comply, in all material respects, with all applicable provisions of all Laws, including, without limitation, the Code and ERISA, and have so complied during all prior periods during which any such provisions were applicable. Without limiting the foregoing, each of the Plans, and any related trust, intended to meet the requirements for tax-favored treatment under the Code (including, without limitation, Sections 401 and 501 and Subchapter B of the Chapter 1 of the Code) meets and for all prior periods has met, such requirements in all material respects.

                  (c) Except as disclosed on Schedule 4.17, CSI and any other party involved in the administration of any of the Plans (i) has complied in all material respects with the provisions of ERISA, the Code and other Laws, applicable to such party, whether as an employer, plan sponsor, plan administrator, or fiduciary of any of the Plans or otherwise, (including without limitation the provisions of ERISA and the Code concerning prohibited transactions), and (ii) has administered the Plans in accordance with their terms. CSI has made all contributions required of it by any Law (including, without limitation, ERISA) or contract under any of the Plans and no unfunded liability exists with respect to any of the Plans.

                  (d) Except as disclosed on Schedule 4.17, CSI has no responsibility or liability, contingent or otherwise, with respect to any Plans or any employee benefits other than under the Plans listed on Schedule 4.17. CSI has the right to amend or terminate, without the consent of any other person, any of the Plans, except as prohibited by law and any applicable collective bargaining agreement. Neither CSI, nor any affiliate or predecessor of CSI, maintains or has ever maintained or been obligated to contribute to (i) any defined benefit pension plan (as such term is defined in Section 3(35) of ERISA), (ii) any multiemployer plan (as such term is defined in Section 3(37) of ERISA), (iii) any severance plan or policy, or (iv) any arrangement providing medical or other welfare benefits to retirees or other former employees or their beneficiaries, except as required under part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code (hereinafter collectively referred to as "COBRA").

                  (e) Except as disclosed on Schedule 4.17, there are no actions, suits or claims pending (other than routine claims for benefits) or, to CSI's knowledge, any actions, suits, or claims (other than routine claims for benefits) which could reasonably be expected to be asserted, against any of the Plans, or the assets thereof, or against CSI or any other party with respect to any of the Plans.

                  Section 4.18 Taxes. (a) Except as set forth on Schedule 4.18, each member of the Group (as defined below) has duly filed, or had CSI file on its behalf (and with respect to Tax Returns (as defined below) due after the date hereof and prior to the Closing Date will duly file or have CSI file on its behalf), with the appropriate federal, state, local and foreign taxing authorities all Tax Returns required to be filed by or with respect to each member of the Group. All such Tax Returns were (and, as to Tax Returns not filed as of the date hereof, will be) true, correct and complete in all material respects as of the time of filing. CSI has included each Subsidiary in its consolidated federal income Tax Returns for all periods ended on or before December 31, 1996. CSI, with respect to the consolidated federal income Tax Returns, and each member of the Group, with respect to any other Tax Return, has paid (and until the Closing Date will pay) in full on a timely basis all Taxes (as defined below) due with respect to such Tax Returns and such Taxes that are otherwise due, except to the extent such Tax is being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the CSI Interim Balance Sheet. Except as set forth on Schedule 4.18, the balance for accrued Taxes on the CSI Interim Balance Sheet for the payment of accrued but unpaid Taxes through the date thereof is correct and the amount of the Group's and CSI's liability for unpaid Taxes shall not exceed such balance for accrued but unpaid Taxes of the Group and CSI, respectively. The balance of accrued Taxes on a consolidated and separate company basis have been determined in accordance with generally accepted accounting principles, applied on a consistent basis. All monies which each member of the Group was required by Law to withhold from employees have been withheld (and until the Closing Date will be withheld) and either timely paid to the proper governmental authority or set aside in accounts for such purposes and accrued on the books of the Group or member, as the case may be. CSI and each Subsidiary has undertaken in good faith to appropriately classify all service providers as either employees or independent contractors for all Tax purposes.

                  (b) Except as set forth on Schedule 4.18, neither CSI nor any Subsidiary has ever been a member of an affiliated group filing consolidated returns other than the Group of which CSI and the Subsidiaries were the only members.

                  (c) Except as set forth on Schedule 4.18, (i) none of the members of the Group has received any notice of a deficiency or assessment with respect to Taxes of the Group or any member from any taxing authority which has not been fully paid or finally settled, except to the extent any such deficiency or assessment is being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the CSI Interim Balance

Sheet; (ii) there are no ongoing audits or examinations of any Tax Return relating to the Group or any member thereof and no notice (oral or written) of audit or examination of any such Tax Return has been received by any member of the Group; (iii) neither CSI nor any member of the Group has given nor has there been given on its behalf a waiver or extension of any statute of limitations relating to the payment of Taxes for any year in which CSI or any Subsidiary was a member of the Group; (iv) neither CSI nor any of its Subsidiaries has ever been audited by the Internal Revenue Service; and (v) no issue has been raised (either in writing or orally, formally or informally) on audit or in any other proceeding (and is currently pending) with respect to Taxes of the Group or any member thereof by any taxing authority which, if resolved against the Group or any member, would have a CSI Material Adverse Effect. CSI and each member of the Group has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

                  (d) Except as set forth on Schedule 4.18, neither CSI nor any Subsidiary is (nor has either ever been) a party to any tax sharing agreement and neither has assumed the liability of any other person under law or contract. CSI and each Subsidiary shall, as of the Closing Date, terminate all tax allocation or tax sharing agreements with respect to CSI or such Subsidiary, and neither CSI nor any Subsidiary shall have any further liability under any such agreements.

                  (e) Except as set forth on Schedule 4.18, neither CSI nor any member of the Group (i) has filed a consent pursuant to Code Section 341(f) nor agreed to have Code Section 341(f)(2) apply to any disposition of a subsection
(f) asset (as such term is defined in Code Section 341(f)) owned by a member of the Group; (ii) has agreed, or is required, to make any adjustment under Code
Section 481(a) by reason of a change in accounting method or otherwise that will affect the liability of the Group or any member for Taxes; (iii) has made an election, or is required, to treat any asset of the Group or any member as owned by another person pursuant to the provisions of former Code Section 168(f)(8);
(iv) is now, has ever been or on or before the Closing Date will be a party to any agreement, contract, arrangement, or plan (including, without limitation, the agreements contemplated by Section 5.14 hereof) that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code Section 280G; (v) has participated in an international boycott as defined in Code Section 999; (vi) is now or has ever been a "foreign person" within the meaning of Code Section 1445(b)(2); (vii) is now or has ever been a United States real property holding corporation within the meaning of Code Section 897(c)(1)(A)(ii); or (viii) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local tax provision.

                  (f) No member of the Group is required to report or pay any Taxes from any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

                  (g) Neither CSI nor any of its Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Code Section 355 since April 16, 1997.

                  (h) For purposes of this Section 4.18, the following terms shall have the meaning given to them below:

                           (1) "Group" means, individually and collectively, (i)
CSI, (ii) the Subsidiaries, and (iii) any individual, trust, corporation, partnership or any other entity as to which CSI is liable for Taxes incurred by such individual or entity either as transferee, or pursuant to Treasury Regulation 1.1502-6, or pursuant to any other Law.

                           (2) "Tax" means any of the Taxes, and "Taxes" means,
with respect to the Group, (i) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings, or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, environmental (including taxes under Code Section
59A), alternative, add-on minimum, custom duties, capital stock, social security (or similar), unemployment, disability, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, penalty, or addition thereto, whether disputed or not, imposed by any taxing authority on the Group or any member thereof, and (ii) any liability for payment of any amount of the Tax described in the immediately preceding clause (i) as a result of being a "transferee" (within the meaning of Code Section 6901 or any other applicable law) of another person or successor, by contract, or otherwise, or a member of an affiliated, consolidated, or combined group.

                           (3) "Tax Return" means any return, declaration,
report, claim or refund, or information return or statement or other document (including any related or supporting information) filed or required to be filed with any appropriate federal, state, local or foreign governmental entity or authority (individually or collectively, "taxing authority") or other authority in connection with the determination, assessment or collection of any Tax paid or payable by the Group or the administration of any Laws, regulations, or administrative requirements relating to any such Tax.

                  Section 4.19 Customers. No nursing home or other facility or institution served by CSI or any Subsidiary has, since September 30, 1997, canceled or otherwise terminated, or to CSI's knowledge, made any threat to cancel or otherwise terminate, its relationship with CSI or any Subsidiary.

                  Section 4.20 Absence of Certain Business Practices. Neither CSI, nor any Subsidiary, nor any director, officer, employee or agent of the foregoing, nor any other person acting on its behalf, directly or indirectly, has to CSI's knowledge given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (i) could reasonably be expected to subject CSI or any Subsidiary to any damage or penalty in any civil, criminal or governmental litigation or proceeding, which damage or penalty may result in a CSI Material Adverse Effect, (ii) if not given in the past, might have had a CSI Material Adverse Effect, or (iii) if not continued in the future, might have a CSI Material Adverse Effect or which might subject CSI or any Subsidiary to suit or penalty in any private or governmental litigation or proceeding.

                  Section 4.21 Intellectual Property. Neither CSI nor any of its Subsidiaries own or license for use any patents, trademarks, trade names, service marks, mask works or copyrights, other than the common law trade names listed on Schedule 4.21 and variations thereof. There has not been any actual or alleged infringement or misuse by (i) any party of any of CSI's or any Subsidiary's trade secrets, confidential information or other intellectual property rights, to CSI's knowledge, and (ii) CSI or any Subsidiary of any third party's trade secrets, confidential information or other intellectual property rights.

                  Section 4.22 Pooling of Interests; Reorganization. Neither CSI nor any of its Subsidiaries has or, as of the Closing Date, will have (i) taken any action or failed to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interest for accounting purposes or
(ii) taken any action or failed to take any action which action or failure would result in the failure of the Merger to qualify as a reorganization within the meaning of Code Section 368(a). Neither CSI nor any Subsidiary has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a pooling of interests for accounting purposes or a reorganization within the meaning of Code Section 368(a).

                  Section 4.23 Insurance. CSI carries insurance covering it and its Subsidiary's assets, business, equipment, properties, operations, employees, officers and directors of the type and in amounts customarily carried by persons conducting business similar to that of CSI and such Subsidiaries. All such policies are in full force and effect and all premiums have been paid to the extent they are due.

                  Section 4.24 Required Vote of CSI Stockholders. The affirmative vote of the holders of a majority of the outstanding CSI Shares is required to approve the Merger. No other vote of the stockholders of CSI is required by Law, the Articles of Incorporation or Bylaws of CSI or otherwise in order for CSI to consummate the Merger and the transactions contemplated hereby.

                  Section 4.25. Employment Matters. Neither CSI nor any of its Subsidiaries has experienced any strikes, collective labor grievances, other collective bargaining disputes or claims of unfair labor practices in the last five years. To CSI's knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of CSI or its Subsidiaries.

         Section 4.26. Certain Healthcare Legal Matters. (a) CSI and its Subsidiaries and all of their respective officers, directors, employees, consultants or agents (collectively, the "Personnel") have complied in all material respects with all applicable statutes, regulations, rules, orders, ordinances and other laws of the United States of America, all state, local and foreign governments and other governmental bodies and authorities, and agencies of any of the foregoing ("Governmental Authority") to which it is subject with respect to healthcare regulatory matters

(including, without limitation, The Social Security Act, as amended, Sections 1128, 1128A and 1128B, 42 U.S.C. Sections 1320a-7, 7(a) and 7(b) including
Criminal Penalties Involving Medicare or State Health Care Programs, commonly referred to as the "Federal Anti-Kickback Statute" and The Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the "Stark Statute", the statute commonly referred to as the "Federal False Claims Act" and all statutes and regulations related to the possession, distribution, maintenance and documentation of controlled substances) ("Healthcare Laws"). CSI and its Subsidiaries have maintained all records required to be maintained by the FDA, DEA and State Board of Pharmacy and the Medicare and Medicaid programs as required by applicable Healthcare Laws. There are no presently existing circumstances which would result or would be likely to result in violations of any such Healthcare Laws, except to the extent such violations would not have a CSI Material Adverse Effect.

         (b) CSI and its Subsidiaries hold all permits necessary for the lawful conduct of their business under and pursuant to all applicable statutes, laws, ordinances, rules and regulations of all Governmental Authorities having, asserting or claiming jurisdiction over it or any part of their operations. CSI and its Subsidiaries have correctly maintained in all respects all records required to be maintained by the FDA, DEA and State Boards of Pharmacy and pursuant to the requirements of the Medicare and Medicaid programs.

         (c) CSI and its Subsidiaries are qualified for participation in the Medicare and Medicaid programs. Neither CSI or any of its Subsidiaries have received any notice indicating that such qualification may be terminated or withdrawn and have no reason to believe that such qualification may be terminated or withdrawn. CSI and its Subsidiaries have timely filed all claims or other reports required to be filed with respect to the purchase of products or services by third-party payors (including Medicare and Medicaid), and all such claims or reports are complete and accurate in all material respects except where the failure to file such claims and reports would not result in a CSI Material Adverse Effect. CSI and its Subsidiaries have no liability to any payor with respect thereto, except for liabilities incurred in the ordinary course of business. There are no pending appeals, overpayment determinations, adjustments, challenges, audit, litigation or notices of intent to open Medicare or Medicaid claim determinations or other reports required to be filed by CSI or its Subsidiaries. To CSI's knowledge, no Personnel have been convicted of, or pled guilty or nolo contendere to any Medicare, Medicaid or any other federal healthcare program related offense or committed any offense which may reasonably serve as the basis for suspension or exclusion from the Medicare and Medicaid programs.

         (d) There are no pharmaceutical or other products now being sold or distributed by CSI or its Subsidiaries which, at the date hereof, would require any approval of any governmental or administrative body, whether federal, state, local or foreign, prior to commercial distribution of such products, for which approval has not been obtained. All pharmaceutical or other products now being distributed by CSI or its Subsidiaries and all products included in the inventories of CSI or its Subsidiaries on the date hereof comply with applicable legal requirements of all jurisdictions in which such pharmaceutical or other products are now being distributed.

         Section 4.27. Product Warranties. Except as set forth in Schedule 4.27, neither CSI nor any of its Subsidiaries has made any express warranties with respect to products sold or distributed by CSI and its Subsidiaries (other than passing on warranties made by the manufacturers thereof) and, to the best of CSI's knowledge, no other warranties have been made by Personnel. CSI has no knowledge of any presently existing circumstances that would constitute a valid basis for any voluntary or governmental recall of any pharmaceutical or other product sold or distributed by CSI or any Subsidiary.

         Section 4.28. Certain Business Practices. To CSI's knowledge, none of CSI or any of its Subsidiaries has made, and, no Personnel or representative of CSI or its Subsidiaries (in their capacities as such) has made, directly or indirectly with respect to the business of CSI or its Subsidiaries, any bribes, kickbacks, or other illegal payments or illegal political contributions, illegal payments from corporate funds to governmental officials in their individual capacities, or illegal payments from corporate funds to obtain or retain business either within the United States or abroad.

                  Section 4.29 Customers. Schedule 4.29 contains a true and correct summary of all skilled nursing homes and other facilities, including assisted living or independent living, and the number of licensed beds in those facilities which are provided products and services by CSI under contract and are serviced by CSI or its Subsidiaries, and, except as set forth in Schedule 4.29, during the quarter ended December 31, 1997, not more than 5% of the revenues of CSI during such period was attributable to patients serviced in a single nursing home company or other company or, to the best knowledge of CSI, any group of affiliated companies. Schedule 4.29 sets forth a complete list of all nursing home companies (including affiliated companies) that own or control more than 5% of the beds serviced by CSI and its Subsidiaries and all nursing home companies, other companies and related groups or entities from which CSI derives directly or indirectly more than 5% of its revenues. Except as set forth on Schedule 4.29, neither CSI nor any Subsidiary has received any notice that any party intends to cancel any of the contracts listed on Schedule 4.29.

                           Section 4.30 Purchasing Contracts. No provision,
including of any contract, arrangement, understanding, law, rule, regulation or any other item which may bind CSI or any of its Subsidiaries, prevents or will prevent CSI and its Subsidiaries from using Omni purchasing contracts and arrangements with wholesalers in the conduct of their business, including in lieu of any existing purchasing contracts or arrangements with wholesalers.

                                    ARTICLE V

                                    COVENANTS

                  Section 5.1 Conduct of Business of CSI. Except as contemplated by this Agreement or as expressly agreed to in writing by Omni, during the period from the date of this Agreement to the Effective Time, CSI and its Subsidiaries will conduct their operations substantially as presently operated and only in the ordinary course of business, consistent with past practice and will use commercially reasonable efforts to preserve intact their business organization, to keep available the services of their officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would adversely affect its ability to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Effective Time neither CSI nor any of its Subsidiaries will, without the prior written consent of Omni;

                  (a) amend its Articles of Incorporation or Bylaws (or similar organizational documents);

                  (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of its capital stock or any other securities, other than pursuant to and in accordance with the terms of the Stock Option Agreement and as set forth in
Schedule 5.1;

                  (c) recapitalize, split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its Subsidiaries;

                  (d) (i) create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing lines of credit, relating to purchase money security interests or obligations as a lessee under leases recorded as capital leases, each as incurred in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except its wholly owned subsidiaries in the ordinary course of business and consistent with past practices; or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

                  (e) (i) increase in any manner the rate of compensation of any of its directors, officers or other employees, except in the ordinary course of business and in accordance with its customary past practices or as otherwise may be contractually required and disclosed on Schedule 5.1 attached hereto; or (ii) pay or agree to pay any bonus, pension, retirement allowance, severance or other employee benefit except as required under currently existing Plans disclosed in
Schedule 4.17;

                  (f) except as set forth on Schedule 5.1, sell or otherwise dispose of, or encumber, or agree to sell or otherwise dispose of or encumber, any assets (including securities of Subsidiaries) other than inventory in the ordinary course of business;

                  (g) enter into any other agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business consistent with past practice, but in no event in excess of $25,000 in the aggregate;

                  (h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities, (iii) disposition of a material amount of assets or securities or (iv) material change in its capitalization, or enter into a material contract or any amendment or modification of any material contract or release or relinquish any material contract right;

                  (i) engage in any unusual or novel method of transacting business, change any accounting or Tax procedure or practice or its financial structure or make any Tax Election;

                  (j) take any action the taking of which, or omit to take any action the omission of which, would cause any of the representations and warranties herein to fail to be true and correct in all respects as of the date of such action or omission as though made at and as of the date of such action or omission or which would frustrate any condition to the consummation of the Merger; or

                  (k) commit or agree to do any of the foregoing.

                  Section 5.2 No Solicitation. CSI agrees that, prior to the Effective Time, except as provided below it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' directors, officers, employees, agents or representatives (including, without limitation, any attorney, financial advisor, investment banker or accountant) not to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Transaction Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any of its officers, directors or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to take any such action; provided, however, that nothing contained in this Agreement shall prohibit the CSI Board of Directors from, (i) furnishing information to or entering into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide Transaction Proposal which such person or entity has such funds or commitments therefor and which in the reasonable judgment of the CSI Board of Directors is reasonably capable of consummation if, and only to the extent that (A) the CSI Board of Directors, after consultation with its financial advisors and after consultation with and based upon advice of independent legal counsel determines in good faith that such action is necessary for the CSI Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (B) prior to taking such action CSI receives from such person or entity an executed confidentiality agreement containing reasonable and customary terms and provisions, at a minimum, at least as favorable to CSI as those terms and conditions contained in Section 5.3(b) below, or (ii) withdrawing, modifying or changing its recommendation referred to in Section 4.3 if there exists a Transaction Proposal and the CSI Board of Directors, after consultation with its financial advisors and after consultation with, and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the CSI Board of Directors to comply with its fiduciary duties to stockholders under applicable law in connection with such Transaction Proposal. CSI shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any other party with respect to any Transaction Proposal. CSI shall immediately advise Omni, orally and in writing, of any inquiries or proposals relating to any Transaction Proposal known to it (including any amendments or modifications thereto), the material terms and conditions of such inquiry or proposal, any written materials submitted in connection therewith and the identity of the person or entity making such inquiry or proposal. CSI shall give Omni at least one business day advance notice of any information to be supplied to, any person or entity making such a proposal for a Transaction Proposal with respect to CSI or any Subsidiary. CSI shall not enter into any agreements (other than a confidentiality agreement, as set forth above) with any person or entity making such inquiry or proposal. For purposes of this Agreement, "Transaction Proposal" shall mean any of the following (other than the transactions between CSI and SUB contemplated by this Agreement) involving CSI or any of its Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of twenty percent (20%) or more of the assets of CSI and its Subsidiaries, taken as a whole, in a single transaction or series of transactions or any issuance of securities of CSI or any Subsidiary; (iii) any tender offer or exchange offer for, or the acquisition (or right to acquire) of "beneficial ownership" by any person, "group" or entity (as such terms are defined under Section 13(d) of the Securities Exchange Act of 1934), of twenty percent (20%) or more of the outstanding shares of capital stock of CSI or the filing of a registration statement under the Securities Act in connection therewith or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                  Section 5.3 Access to Information. (a) From the date of this Agreement until the Effective Time, CSI will provide to Omni, its lenders and authorized representatives (including counsel, environmental and other consultants, accountants and auditors) full access during reasonable hours to all facilities, personnel and operations and to all books and records of CSI and its Subsidiaries, will permit Omni to make such inspections as it may reasonably require (including without limitation any air, water or soil testing or sampling deemed necessary) and will cause its officers and those of its Subsidiaries to furnish Omni with such financial and operating data and other information with respect to its business and properties as Omni may from time to time reasonably request.

                  (b) Omni will hold and will cause its representatives to hold in confidence all documents and information furnished in connection with this Agreement, other than documents or information (i) available to the public, (ii) which are or become known by Omni from a source other than CSI or (iii) required by law to be disclosed.

                  Section 5.4 Registration Statement and Proxy Statement. CSI shall file with the SEC as soon as is reasonably practicable after the date hereof the Proxy Statement. Such filing shall be made on a confidential basis unless Omni shall request otherwise. Promptly following the clearance by the SEC of the Proxy Statement, Omni shall file the Registration Statement with the SEC. Omni and CSI shall use all commercially reasonable efforts to have the Proxy Statement cleared, and Registration Statement declared effective, by the SEC as promptly as practicable. Omni shall also use all commercially reasonable efforts to take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of the Omni Stock. Omni and CSI shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preceding sentence.

                  Section 5.5 Stockholder's Meeting. CSI shall call a meeting of its stockholders to be held as promptly as practicable (and in no event more than 45 days after the Registration Statement is declared effective) for the purpose of voting upon this Agreement and the Merger. CSI shall, through its Board of Directors, recommend to its stockholders approval of such matters and shall use all commercially reasonable efforts to hold such meeting as soon as practicable after the date hereof. Subject to the provisions of clause (ii) of
Section 5.2 above, CSI shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of such matters. Without limiting the generality of the foregoing, in the event the Board of Directors of CSI withdraws or modifies its recommendation, CSI nonetheless shall cause the meeting of the stockholders to be convened and a vote taken with respect to the Merger and the Board of Directors shall communicate to CSI's stockholders its basis for such withdrawal or modification as contemplated by Section 607.1103(2)(a) the FBCA.

                  Section 5.6 Reasonable Efforts; Other Actions. CSI, Omni and SUB each shall use all commercially reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, (i) the filing of Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and using their reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation, (ii) the taking of any actions required to qualify the Merger for pooling-of-interests accounting treatment and as a reorganization within the meaning of Code Section 368(a), and (iii) the obtaining of all necessary consents, approvals or waivers under its material contracts.

                  Section 5.7 Public Announcements. Before issuing any press release or otherwise making any public statements with respect to the Merger, Omni, SUB and CSI will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law (it being agreed that the parties hereto are entitled to disclose all requisite information concerning the transaction and any filings required with the SEC or pursuant to the HSR Act) or the rules and regulations of Nasdaq or the NYSE, as applicable.

                  Section 5.8 Notification of Certain Matters. Each of CSI and Omni shall give prompt notice to the other party of (i) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of CSI or Omni, as the case may be, and their respective subsidiaries taken as a whole to which it or any of its subsidiaries is a party or is subject, (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be requited in connection with the transactions contemplated by this Agreement, (iii) any material adverse change in their respective financial condition, properties, businesses or results of operations or the occurrence of any event which is reasonably likely to result in any such change, or (iv) the occurrence or existence of any event which would, or could with the passage of time or otherwise, make any representation or warranty contained herein untrue; provided, however, that the delivery of notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each party shall use all commercially reasonable efforts to prevent or promptly remedy the same.

                  Section 5.9 Indemnification. Omni agrees that at all times after the Effective Time, it shall cause the Surviving Corporation and its subsidiaries to indemnify each person who is now, or has been at any time prior to the date hereof, a director or officer of CSI or any of its Subsidiaries, or their respective successors or assigns (individually, an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent permitted by law, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, costs or expense (including reasonable fees and expenses of legal counsel), whenever asserted or claim, based in whole or in part on, or arising in whole or in part out of, any facts or circumstances occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, to the fullest extent as would have been permitted in their respective Articles or Certificate of Incorporation, as appropriate, or Bylaws consistent with applicable law. Omni shall or shall cause the Surviving Corporation to, maintain in effect for not less than three years after the Effective Time, the current policies of directors and officers liability insurance maintained by CSI and its Subsidiaries as of the date hereof to the extent that it provides coverage for events occurring prior to the Effective Time of the Merger (the "D&O Insurance") for all persons who are directors and officers of CSI or any of its Subsidiaries on the date hereof; provided that Omni or the Surviving Corporation, as applicable, shall not be required to spend as an annual premium for such D&O Insurance an amount in excess of 150% of the annual premium paid for D&O Insurance in effect prior to the date hereof, which amount has previously been disclosed to Omni, but provided Omni or the Surviving Corporation, as applicable, shall nevertheless be obligated to provide such coverage as may be obtained for such amount. Omni may substitute for such D&O Insurance, policies with reputable and financially sound carriers having, except as provided in the previous sentence, at least the same coverage and amounts thereof and continuing terms and conditions with respect to facts and circumstances occurring at or prior to the Effective Time. The rights under this Section 5.9 are in addition to the rights that any Indemnified Party may have under the Articles of Incorporation, Bylaws or other similar organizational documents of CSI or any Subsidiary or under applicable law. The rights under this Section 5.9 shall survive the Merger and are expressly intended to benefit each Indemnified Party.

                  Section 5.10 Expenses. Except as provided in Section 10.5 below, Omni and SUB, on the one hand, and CSI, on the other hand, shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its representatives, counsel and accountants, except that (i) expenses incurred in printing, mailing and filing (including without limitation, SEC filing fees) the Proxy Statement/Prospectus shall be shared equally by CSI and Omni; and (ii) the filing fee payable in connection with the parties' compliance with the HSR Act shall be borne solely by Omni.

                  Section 5.11 Affiliates. CSI shall deliver to Omni a letter identifying all persons who, as of the date hereof, may be deemed to be "affiliates" of CSI for purposes of Rule 145 under the Securities Act (the "Affiliates") and shall advise Omni in writing of any persons who become Affiliates prior to the Effective Time. CSI shall cause each person who is so identified as an Affiliate to deliver to Omni, no later than the earlier of the thirtieth (30th) day prior to the Effective Time or the date such person becomes an Affiliate, a written agreement substantially in the form of Exhibit A hereto.

                  Section 5.12 Stock Exchange Listings. Omni shall use its commercially reasonable efforts to list on the NYSE, upon official notice, the Omni Stock to be issued pursuant to the Merger.

                  Section 5.13 State Anti-takeover Laws. If any "fair price" or "control share acquisition" statute or any other statute described in Section
4.8 hereof or other similar anti-takeover regulation shall become applicable to the transactions contemplated hereby, Omni and CSI and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and to take such other actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise use their reasonable best efforts to eliminate the effects of any such statute or regulation on the transactions contemplated hereby.

                  Section 5.14 Voting Agreement and Consulting Agreements. Simultaneously with the execution and delivery of this Agreement, Brian A. Kahan is executing the Voting Agreement. CSI will use all commercially reasonable efforts to cause the persons listed on Schedule 5.14 to enter into consulting, employment and/or non-competition agreements containing the terms set forth on
Schedule 5.14 and otherwise reasonably acceptable to Omni.

                  Section 5.15 Combined Financial Results. Omni covenants and agrees for the benefit of each Affiliate that, as promptly as practicable following the Effective Time and in no

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

event later than the earlier of (i) ninety (90) days after the end of the calendar month in which the Effective Time occurs, and (ii) one hundred twenty
(120) days after the Effective Time, Omni will publicly release the financial results of Omni and CSI for a thirty (30) day period following the Effective Time.

                  Section 5.16 Satisfaction of Conditions. CSI agrees to use all commercially reasonable efforts to cause each of the conditions set forth in
Article VII to Omni and SUB proceeding with the Closing to be satisfied on or before the Closing Date. Omni and SUB agree to use their respective commercially reasonable efforts to cause each of the conditions set forth in Article VIII to CSI proceeding with the Closing to be satisfied on or before the Closing Date.

                  Section 5.17 SUB. Promptly following the formation of SUB, the parties will execute an amendment to this Agreement to make SUB a party hereto.

                                   ARTICLE VI

               CONDITIONS TO THE OBLIGATIONS OF OMNI, SUB AND CSI

                  The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the closing of each of the following conditions:

                  Section 6.1 Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened. All necessary state securities or blue sky authorizations shall have been received.

                  Section 6.2 Stockholder Approval. The requisite vote of the stockholders of CSI necessary to consummate the transactions contemplated by this Agreement shall have been obtained.

                  Section 6.3 Consents and Approvals. All necessary consents and approvals of any United States or any other governmental authority required for the consummation of the transactions contemplated by this Agreement shall have been obtained, and any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  Section 6.4 Listings. The Omni Stock issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

                  Section 6.5 Accounting Treatment. Each of Omni and CSI shall have received letters from Ernst & Young, LLP and Omni's auditors, reasonably satisfactory to each of them in all respects, that the Merger will qualify for pooling-of-interests accounting treatment.

                  Section 6.7 Tax Matters. Omni shall have received an opinion of Omni's counsel, in form and substance reasonably satisfactory to Omni, and CSI shall have received an opinion of CSI's counsel, in form and substance reasonably satisfactory to CSI, each dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Code
Section 368(a) and that Omni, SUB and CSI shall each be a party to that reorganization within the meaning of Code Section 368(b). In rendering such tax opinions, such counsel may require and rely upon reasonably requested representations contained in certificates of Omni, CSI and SUB.

                                   ARTICLE VII

                  CONDITIONS TO THE OBLIGATIONS OF OMNI AND SUB

                  The obligation of Omni and SUB to effect the Merger and to perform under this Agreement is subject to the fulfillment on or before the Closing Date of the following additional conditions, any one or more of which may be waived, in writing, by Omni:

                  Section 7.1 Representations Accurate. The representations and warranties of CSI contained herein shall be true and correct on the date of this Agreement and at and on the Closing Date as though such representations and warranties were made at and on such date, except for such untruths or inaccuracies which would not (without regard for any materiality qualifiers therein), individually or in the aggregate, have a CSI Material Adverse Effect.

                  Section 7.2 Performance. CSI shall have complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.

                  Section 7.3 Officer's Certificate. Omni and SUB shall have received a duly executed certificate signed by the President of CSI certifying as to (i) compliance with the conditions set forth in Sections 7.1 and 7.2; (ii) the accuracy and completeness of the Bylaws of CSI and the director and stockholder resolutions of CSI approving this Agreement, the Merger and the transactions contemplated hereby; and (iii) the identity and authority of the officers and other persons executing documents on behalf of CSI.

                  Section 7.4 Certified Articles of Incorporation. Omni shall have received a certificate of the Secretary of State of the State of Florida certifying the Articles of Incorporation of CSI and all amendments thereof, dated not more than ten (10) days prior to the Closing Date.

                  Section 7.5 Good Standing. Omni shall have received a certificate of good standing, or its equivalent, dated no more than ten (10) days prior to the Closing Date, from the state of incorporation of CSI and each Subsidiary and each other state in which CSI and each Subsidiary are qualified to do business as set forth on Schedule 4.1.

                  Section 7.6 Legal Action. No statute, rule, regulation, order, injunction, writ or decree shall have been enacted, entered, ordered, promulgated or enforced by any Governmental Authority which prohibits the consummation of the Merger and no legal action shall be pending or threatened which is reasonably likely to have a CSI Material Adverse Effect.

                  Section 7.7 Consents. Omni and SUB shall have received copies of consents of all third parties (x) necessary for CSI to execute, deliver and perform this Agreement and consummate the Merger and (y) where failure to obtain such consents in the aggregate would have a CSI Material Adverse Effect.

                  Section 7.8 Dissenting Shares. On the Closing Date, the aggregate number of CSI Shares with respect to which the holders shall be dissenting shareholders entitled to relief under Section 607.1302 of the FBCA shall not exceed ten percent (10%) of all outstanding CSI Shares.

                  Section 7.9 Material Adverse Change. There shall have been no material adverse change in the business, operations, assets, prospects, financial condition or results of operations of CSI and its Subsidiaries taken as a whole.

                  Section 7.10 Agreements with Affiliates . Omni and SUB shall have received from each person who is an Affiliate under Section 5.11 an executed copy of the written agreement referred to in Section 5.11 and such agreements shall be in full force and effect and there shall be no breach, or in existence any facts which with passage of time or otherwise could constitute a breach, thereof.

                  Section 7.11 Articles of Merger. CSI shall have delivered to Omni the Articles of Merger as executed by duly authorized officers of CSI.

                  Section 7.12 Employment, Consulting and Non-Competition Agreements. Each person set forth in Schedule 5.14 shall have entered into a valid and binding employment, consulting or non-competition agreement containing the terms set forth in Schedule 5.14 and otherwise on terms reasonably satisfactory to Omni.

                  Section 7.13 FIRPTA Certificate. If requested by Omni, CSI shall have provided Omni with a certified statement, pursuant to Section 1.1445-2(c)(3) of the Treasury Regulations, that it is not, and has not been, within the last five years, a "United States real property holding corporation."

                                  ARTICLE VIII

                      CONDITIONS TO THE OBLIGATIONS OF CSI

                  The obligations of CSI to effect the Merger and to perform under this Agreement is subject to the fulfillment on or before the Closing Date of the following additional conditions, any one or more of which may be waived, in writing, by CSI:

                  Section 8.1 Representations Accurate. The representations and warranties of Omni and SUB contained herein shall be true and correct on the date of this Agreement and at and on the Closing Date as though such representations and warranties were made at and on such date, except for such untruths or inaccuracies which would not (without regard for any materiality qualifiers therein), individually or in the aggregate, have an Omni Material Adverse Effect.

                  Section 8.2 Performance. Omni and SUB shall have complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be complied with by them on or prior to the Closing Date.

                  Section 8.3 Compliance Certificate. CSI shall have received a certificate signed by an officer of each of Omni and SUB certifying as to (i) compliance with the conditions set forth in Sections 8.1 and 8.2; (ii) the accuracy and completeness of the Bylaws of SUB and, as applicable, the director and stockholder resolutions adopted of Omni and SUB approving this Agreement, the Merger and the transactions contemplated hereby; and (iii) the identity and authority of the officers and other persons executing documents on behalf of Omni and SUB.

                  Section 8.4 Legal Action. No statute, rule, regulation, order, injunction, writ or decree shall have been enacted, entered, ordered, promulgated or enforced by any governmental entity which prohibits the consummation of the Merger and no legal action shall be pending or threatened which is reasonably likely to have an Omni Material Adverse Effect.

                  Section 8.5 Material Adverse Change. There shall have been no material adverse change in the business, operations, assets, prospects, financial condition or results of operations of Omni and its subsidiaries taken as a whole.

                  Section 8.6 Articles of Merger. SUB shall have delivered to CSI the Articles of Merger, executed by duly authorized officers of SUB.

                                   ARTICLE IX

                                     CLOSING

                  Section 9.1 Time And Place. Upon the terms and subject to the conditions hereof, the closing of the Merger (the "Closing") shall take place at the offices of Atlas, Pearlman, Trop & Borkson, P.A., as soon as practicable, but in no event later than 10:00 a.m., local time, on the first business day after the date on which each of the conditions set forth in Articles VI, VII and VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions) have been satisfied or waived, in writing, by the party or parties entitled to the benefit of such conditions; or at such other place, at such other time, or on such other date as Omni, SUB and CSI may, in writing, mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

         Section 9.2 Filings at the Closing. Upon the terms and subject to the conditions hereof, CSI, Omni and SUB shall cause to be executed and filed at the Closing the Articles of Merger and shall cause the Articles of Merger to be recorded in accordance with the applicable provisions of the FBCA and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                    ARTICLE X

                           TERMINATION AND ABANDONMENT

                  Section 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of CSI or Omni:

                  (a) by mutual consent of Omni and CSI;

                  (b) by either Omni or CSI, if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (c) by either Omni or CSI, if the stockholder approval of the stockholders of CSI is not obtained at a meeting of stockholders duly called and held therefor.

                  (d) by either Omni or CSI if the Merger shall not have been consummated by January 15, 1999, provided that a party in material breach of this Agreement may not terminate this Agreement pursuant to this Section 10.1(d).

                  Section 10.2 Termination by Omni. This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, before or after the approval of the stockholders of CSI, by Omni if (a) CSI shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with by CSI at or prior to such date of termination, (b) there exists a breach of any representation or warranty of CSI contained in this Agreement such that the closing condition set forth in Section 7.1 would not be satisfied, provided, however, that, with respect to either (a) or (b), if such failure or breach is capable of being cured prior to the Effective Time, such failure or breach shall not have been cured within fifteen (15) days of delivery to CSI of written notice of such failure or breach, or (c) the Board of Directors of CSI shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Omni or shall have failed to reaffirm its recommendation within five business days of Omni's request that it do so or shall have recommended or issued a neutral recommendation (or taken no position) with respect to any proposal in respect of a Transaction Proposal (as defined in Section 5.2 above).

                  Section 10.3 Termination by CSI. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of Omni or CSI, by CSI, if (a) Omni or SUB shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with by Omni or SUB at or prior to such date of termination, (b) there exists a breach of any representation or warranty of Omni or SUB contained in this Agreement such that the closing condition set forth in Section 8.1 would not be satisfied, provided, however, that, with respect to either (a) or (b), if such failure or breach is capable of being cured prior to the Effective Time, such failure or breach shall not have been cured within fifteen (15) days of delivery to Omni or Sub of written notice of such failure or breach, or (c) prior to the CSI stockholder meeting, if the CSI Board of Directors, in the exercise of its good faith judgment as to fiduciary duties to its stockholders imposed by law, based upon the advice of outside counsel, determines that such termination is required in order to execute an agreement providing for the implementation of the transactions contemplated by a Transaction Proposal, provided, however, that
(i) the Company shall have complied with the provisions of Section 5.2 hereof, including providing notice of the terms of the Transaction Proposal and (ii) at least ten business days shall have elapsed after the Company has notified Omni of the final terms of such Transaction Proposal. No termination of this Agreement by the Company shall be effective unless and until the Company has paid Omni any amounts owed by it pursuant to Section 10.5.

                  Section 10.4 Procedure for Termination. In the event of termination and abandonment of the Merger by Omni or CSI pursuant to this
Article X, written notice thereof shall forthwith be given to the other.

                  Section 10.5 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article X, no party hereto (or any of its directors of officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in this Section 10.5 and in Sections 5.3(b) and 5.10 hereof, and except as provided in the Stock Option Agreement. Nothing in this Section 10.5(a) shall relieve any party from liability for willful breach of this Agreement.

                  (b) In the event that this Agreement is terminated by either party pursuant to (w) Section 10.1(c) following the making of a Transaction Proposal, (x) Section 10.2(a) or (c) or (y) Section 10.3(c), then CSI shall pay Omni a fee of $3.2 million. Any monies owed by CSI to Omni in accordance with the preceding sentence shall be payable by wire transfer of same day funds either on the date contemplated in the last sentence of Section 10.3 if applicable or, otherwise, within two business days after such amount becomes due.

         In the event that this Agreement is terminated by Omni pursuant to
Section 10.2(b), then CSI shall reimburse Omni for its reasonable out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby.

         In the event that this Agreement is terminated by CSI pursuant to
Section 10.3(a) or (b), then Omni shall reimburse CSI for its reasonable out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby.

         CSI acknowledges that the agreements contained in this Section 10.5(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Omni would not enter into this Agreement; accordingly, if CSI fails to promptly pay the amount due pursuant to this
Section 10.5(b), and, in order to obtain such payment, Omni commences a suit which results in a judgment against CSI for the fee set forth in this Section 10.5(b), CSI shall pay to Omni its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum from the date such fee was required to be paid.

                                   ARTICLE XI

                                  SURVIVABILITY

                  Section 11.1 Survival of Representations and Warranties. The representations and warranties of CSI contained herein or in any certificate or other document delivered prior to Closing shall not survive the Closing. The representations and warranties of Omni and SUB contained herein or in any certificate or other document delivered prior to Closing shall not survive the Closing.

                                   ARTICLE XII

                                  MISCELLANEOUS

                  Section 12.1 Notices. All notices shall be in writing delivered as follows:

                           (a)      If to Omni or SUB, to:

                                    Omnicare, Inc.
                                    2800 Chemed Center
                                    255 East Fifth Street
                                    Cincinnati, Ohio   45203
                                    Attention:   Cheryl D. Hodges

                                    Telecopy: 513-762-6678

                                    With a copy to:

                                    Dewey Ballantine LLP
                                    1301 Avenue of the Americas
                                    New York, New York 10019

                                    Attn: Morton A. Pierce and Richard D. Pritz

                                    Telecopy: 212-259-6333

                           (b)      If to CSI, to:

                                    CompScript, Inc.
                                    1225 Broken Sound Parkway, N.W.
                                    Boca Raton, Florida  33487
                                    Attn:   Brian A. Kahan, President

                                    Telecopy: 561-994-6104

                                    With a copy to:

                                    Atlas, Pearlman, Trop & Borkson, P.A.
                                    200 East Las Olas Boulevard, Suite 1900
                                    Ft. Lauderdale, Florida  33301
                                    Attn:  Joel D. Mayersohn, Esq.

                                    Telecopy: 954-766-7800

or to such other address as may have been designated in a prior notice pursuant to this Section. Notices shall be deemed to be effectively served and delivered upon receipt.

                  Section 12.2 Binding Effect. Except as may be otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except as otherwise specifically provided in this Agreement, nothing in this Agreement is intended or will be construed to confer on any person other than the parties hereto any rights or benefits hereunder.

                  Section 12.3 Headings. The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.

                  Section 12.4 Exhibits and Schedules. The Exhibits and Schedules referred to in this Agreement will be deemed to be a part of this Agreement.

                  Section 12.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same document.

                  Section 12.6 Governing Law. This Agreement will be governed by and construed under Delaware law, without regard to conflict of laws principles thereof, except that matters relating to the validity and effects of the Merger and the fiduciary obligations of the directors of CSI shall be governed by the applicable provisions of the FBCA.

                  Section 12.7 Waivers. Compliance with the provisions of this Agreement may be waived only by a written instrument specifically referring to this Agreement and signed by the party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, will be construed as a waiver, and no single or partial exercise of a right will preclude any other or further exercise of that or any other right.

                  Section 12.8 Pronouns. The use of a particular pronoun herein will not be restrictive as to gender or number but will be interpreted in all cases as the context may require.

                  Section 12.9 Time Periods. Any action required hereunder to be taken within a certain number of days will be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken will be automatically extended to the next business day.

                  Section 12.10 Modification. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the parties hereto and that specifically refers to this Agreement.

                  Section 12.11 Entire Agreement. This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations among the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto among the parties other than those incorporated herein and to be delivered hereunder.

                  Section 12.12 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

                  Section 12.13 Interpretation. As used herein, a subsidiary of an entity shall mean any corporation or other organization, whether incorporated or unincorporated, of which such entity directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such entity is a general partner. As used in this Agreement, "includes," "including" or words of similar import shall be deemed to be followed by "without limitation." The words "hereof", "herein" and "hereunder" and words of similar import when used in this

Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                             COMPSCRIPT, INC.

                                             By: /S/ BRIAN A. KAHAN
                                                 -------------------------------
                                             Name:    Brian A. Kahan
                                             Title:   Chief Executive Officer

                                             OMNICARE, INC.

                                             By:  /S/  JOEL F. GEMUNDER
                                                  ------------------------------
                                             Name:    Joel F. Gemunder
                                             Title:   President


                                       41